  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1995.

                                                       REGISTRATION NO. 33-58017
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                   POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-4
                                   ON FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                               BJ SERVICES COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                          63-0084140
          (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)         IDENTIFICATION NUMBER)

                      ------------------------------------


                          5500 NORTHWEST CENTRAL DRIVE
                              HOUSTON, TEXAS 77092
                                 (713) 462-4239

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            MARGARET BARRETT SHANNON
                        VICE PRESIDENT - GENERAL COUNSEL
                          5500 NORTHWEST CENTRAL DRIVE
                              HOUSTON, TEXAS 77092
                                 (713) 462-4239

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                      ------------------------------------

                                   COPIES TO:
                             ANDREWS & KURTH L.L.P.
                            4200 TEXAS COMMERCE TOWER
                              HOUSTON, TEXAS 77002
                            G. MICHAEL O'LEARY, ESQ.
                                 (713) 220-4200

                      ------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                      ------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                              SUBJECT TO COMPLETION
                       PRELIMINARY PROSPECTUS DATED_______

                               4,897,000 SHARES OF

                               BJ SERVICES COMPANY
                    COMMON STOCK, PAR VALUE $0.10 PER SHARE,
                       ISSUABLE UPON EXERCISE OF WARRANTS

                      ------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


      BJ Services Company, a Delaware corporation (the "Company" or "BJ Services"), is offering up to shares (the "Shares") of its Common Stock, par value $0.10 per share ("BJ Common Stock"), issuable upon the exercise of outstanding warrants ("BJ Warrants") to purchase BJ Common Stock. The Shares of BJ Common Stock offered hereby include the associated preferred share purchase rights ("BJ Rights"). The BJ Common Stock and the BJ Warrants are listed on the NYSE under the trading symbols "BJS" and "BJS WS," respectively.

      Each BJ Warrant entitles the holder thereof to purchase one share of BJ Common Stock at a purchase price of $30.00 per share (the "Exercise Price"). The Exercise Price and the number of shares of BJ Common Stock issuable upon exercise of each BJ Warrant are subject to adjustment upon the occurrence of certain events, as described in and governed by the Warrant Agreement dated April 13, 1995, between BJ Services and First Chicago Trust Company of New York, as Warrant Agent (the "Warrant Agreement"). Prior to the purchase of BJ Common Stock upon the exercise of a BJ Warrant, the holder of a BJ Warrant will have none of the rights or privileges of a stockholder of BJ Services.

      The Shares of BJ Common Stock are offered hereunder in accordance with the Warrant Agreement on a continuous basis until the close of business on April 13, 2000.

THE SALE OF THE SHARES HAS NOT BEEN REGISTERED BY THE COMPANY UNDER THE SECURITIES LAWS OF ANY STATE AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTION FROM REGISTRATION.

                      ------------------------------------

               The date of this Prospectus is___________________.


********************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
********************************************************************************

                              AVAILABLE INFORMATION

      BJ Services is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the BJ Common Stock, the BJ Warrants and the 12 7/8% Senior Notes due December 1, 2002, are listed for trading on the NYSE, and such information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      BJ Services has filed with the Commission, a Registration Statement on Form S-4, as amended by Post-Effective Amendment No. 1 and by Post-Effective Amendment No. 2 on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the BJ Common Stock, BJ Rights and BJ Warrants offered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to BJ Services and the BJ Common Stock, BJ Rights and BJ Warrants, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement; reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the Commission's principal office in Washington, D.C., and copies may be obtained from the Commission at the prescribed rates or may be examined without charge at the public reference facilities of the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      BJ Services incorporates herein by reference the following documents:

            (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1995; and

            (b) The description of the BJ Common Stock contained in the Registration Statement on Form 8-A (Registration No. 1-10570), as amended, under the Exchange Act; the description of the Company's preferred share purchase rights included in the Company's Registration Statement on Form 8-A/A dated September 30, 1994; and the description of the Series Two Junior Participating Preferred Stock of the Company included in the Company's Registration Statement on Form 8-A/A dated September 30, 1994.

      All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. BJ SERVICES HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO BJ SERVICES COMPANY, 5500 NORTHWEST CENTRAL DRIVE, HOUSTON, TEXAS 77092, ATTENTION:
CORPORATE COMMUNICATIONS MANAGER, TELEPHONE NUMBER (713) 462-4239.

      No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the BJ Services since the date hereof.

                                     SUMMARY

      The following is a summary of certain information contained elsewhere or incorporated by reference in this Prospectus and does not purport to be complete. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Prospectus. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus. References in this Prospectus to "BJ Services" and "the Company" are to BJ Services Company and its subsidiaries, which include former subsidiaries of The Western Company of North America ("Western") following merger of Western with and into the Company as of April 13, 1995.

                                   THE COMPANY

      BJ Services is a leading provider of pressure pumping and other oilfield services serving the petroleum industry worldwide. Pressure pumping services offered by BJ Services consist of well cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. These services are provided through domestic and international locations to customers in most of the major oil and natural gas producing regions of the United States, Latin America, Europe, Asia, Africa and the Middle East. BJ Services also provides production and industrial chemicals to the oil, gas, refining and petrochemical industries in the United States. The principal executive offices of BJ Services are located at 5500 Northwest Central Drive, Houston, Texas 77092, and its telephone number is (713) 462-4239.

                   DESCRIPTION OF CAPITAL STOCK OF BJ SERVICES

      The Certificate of Incorporation of BJ Services (the "Charter"), as amended, authorizes the issuance of 80,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share, including 400,000 authorized shares of Series Two Junior Participating Preferred Stock, par value $1.00 per share ("BJ Preferred Stock"), issuable upon exercise of the BJ Rights associated with the BJ Common Stock.

      BJ Common Stock. The holders of shares of BJ Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The BJ Common Stock does not have cumulative voting rights.

      Each share of BJ Common Stock is entitled to participate equally in dividends, if, as and when declared by BJ Services' Board of Directors, and in the distribution of any assets in the event of liquidation, subject in all cases to any prior claims and prior rights of outstanding shares of preferred stock. The shares of BJ Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of BJ Common Stock are duly and validly issued, fully paid and nonassessable.

      Preferred Stock. The Charter authorizes BJ Services' Board of Directors to establish by resolution one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. BJ Services' Board of Directors has established the BJ Preferred Stock with 400,000 currently authorized shares, none of which were outstanding as of the date of this Prospectus.

                       TRADING MARKETS AND DIVIDEND POLICY

      Trading Markets. BJ Common Stock is traded on the NYSE under the symbol "BJS," and the BJ Warrants are traded on the NYSE under the symbol "BJS WS."

      BJ Services Dividend Policy. BJ Services does not currently intend to pay dividends on its outstanding shares of BJ Common Stock, and there can be no assurance that it will pay dividends at any time in the future. It is anticipated that for the foreseeable future any earnings generated from operations will be retained for use in BJ Services' business. Any future determination as to the payment of dividends will be at the discretion of the BJ Services Board of Directors and will depend upon BJ Services' operating results, financial condition and capital requirements, and such other factors as the Board of Directors may deem relevant.

      The Company's Note Agreements governing its 9.2% Senior Notes due August 1, 1998 and its Bank Credit Facility with a group of lenders each restrict the payment of dividends unless certain financial tests are satisfied.

                      DESCRIPTION OF THE WARRANT AGREEMENT

      General. The BJ Warrants were issued under a Warrant Agreement dated April 13, 1995, between BJ Services and First Chicago Trust Company of New York, as Warrant Agent (the "Warrant Agent"). The description of the Warrant Agreement contained in this Prospectus is qualified in its entirety by reference to the Warrant Agreement and the form of Warrant Certificate, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part and which are incorporated herein in their entirety by this reference. Each BJ Warrant entitles the registered holder thereof (the "holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, prior to the close of business on April 13, 2000 (the "Expiration Date"), to purchase the number of shares of BJ Common Stock set forth therein at an initial Exercise Price of $30.00 per share, with the number of such shares and the Exercise Price to be subject to adjustment as described below.

      At any time and prior to the close of business on the Expiration Date, any Warrant Certificate may be transferred, split up, combined or exchanged for another Warrant Certificate, entitling the registered holder to purchase a like number of shares of BJ Common Stock as the Warrant Certificate surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Warrant Certificate must make such request in writing delivered to the Warrant Agent, and must surrender the Warrant Certificate to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent. Thereupon the Warrant Agent will countersign and deliver to the person entitled thereto a Warrant Certificate as so requested. BJ Services may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates, together with reimbursement to BJ Services and the Warrant Agent of all reasonable expenses incidental thereto.

      Holders of BJ Warrants are not entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of, BJ Common Stock or any other securities of BJ Services which may at any time be issuable on the exercise or conversion of the BJ Warrants. Nothing contained in the Warrant Agreement or in any Warrant Certificate shall be construed to confer upon the holder of any Warrant Certificate any rights of a stockholder of BJ Services or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or distributions or subscription rights, or otherwise, until the BJ Warrant or BJ Warrants evidenced by such Warrant Certificate shall have been exercised in accordance with the provisions of the Warrant Agreement.

      Adjustments of Exercise Price, Number of Shares or Number of Warrants. The Exercise Price, the number of shares covered by each BJ Warrant and the number of BJ Warrants outstanding are subject to adjustment from time to time.

      If, at any time prior to the close of business on the Expiration Date, BJ Services (i) declares a dividend on shares of BJ Common Stock payable in shares of any class of capital stock of BJ Services, (ii) subdivides the outstanding shares of BJ Common Stock into a greater number of shares of BJ Common Stock,
(iii) combines the outstanding shares of BJ Common Stock into a smaller number of shares of BJ Common Stock, or (iv) issues any shares of capital stock in a reclassification of shares of BJ Common Stock (including any such reclassification in connection with a consolidation or merger in which BJ Services is the continuing corporation), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any BJ Warrant exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such BJ Warrant had been exercised immediately prior to such date and at a time when the BJ Common Stock transfer books of BJ Services were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

      If BJ Services fixes a record date for the issuance of rights, options or warrants to all holders of BJ Common Stock (such rights, options or warrants not being available to holders of BJ Warrants) entitling them (for a period expiring within 45 calendar days after such date of issue) to subscribe for or purchase BJ Common Stock (or securities convertible into or exercisable or exchangeable for BJ Common Stock), other than Permitted Issuances (as defined below), at a price per share of BJ Common Stock (or having a conversion, exercise or exchange price per share of BJ Common Stock, in the case of a security convertible into or exercisable or exchangeable for BJ Common Stock) less than the Current Market Price (as defined in Section 10(f) of the Warrant Agreement) per share of BJ Common Stock on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of BJ Common Stock outstanding on such record date plus the number of shares of BJ Common Stock which the aggregate offering price of the total number of shares of BJ Common Stock so to be offered (or the aggregate initial conversion, exercise or exchange price of the convertible, exercisable or exchangeable securities so to be offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of BJ Common Stock outstanding on such record date plus the number of additional shares of BJ Common Stock to be offered for subscription or purchase (or into which the convertible, exercisable or exchangeable securities so to be offered are initially convertible, exercisable or exchangeable). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of BJ Services, whose determination shall be described in a statement filed with the Warrant Agent. Such adjustment shall be made successively whenever such a record date is fixed, and if such rights or warrants are not so issued the Exercise Price shall be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed. "Permitted Issuances" shall mean any and all issuances of shares of BJ Common Stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase BJ Common Stock (or securities convertible into or exercisable or exchangeable for BJ Common Stock) pursuant to any stock option, stock purchase or other employee or director benefit plan of BJ Services or any of its subsidiaries approved by stockholders.

      If BJ Services fixes a record date for the making of a dividend or distribution (other than aggregate cash dividends and distributions not in excess of $1.50 per share of BJ Common Stock for the fiscal year ended September 30, 1996 and for each 12-month period thereafter payable out of retained earnings or earned surplus) to all holders of BJ Common Stock (including any distribution made in connection with a consolidation or merger in which BJ Services is the continuing corporation) or evidences of indebtedness or assets or subscription rights or warrants (excluding those referred to in the foregoing paragraph), the Exercise Price to be in effect after such record date will be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the Current Market Price per share of BJ Common Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of BJ Services, whose determination shall be described in a statement filed with the Warrant Agent) of such distribution applicable to one share of BJ Common Stock, and of which the denominator shall be such Current Market Price per share of BJ Common Stock. Such adjustment will be made successively whenever such a record date is fixed, and if such distribution is not so made the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

      In case a tender offer (a "Tender Offer") made by BJ Services or any of its subsidiaries for all or any portion of the BJ Common Stock shall expire (the "Expiration Time") and the Tender Offer (as amended upon the expiration thereof) shall require the payment to stockholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares (as defined below) of an aggregate of the cash plus other consideration having a fair market value (as determined by the Board of Directors of BJ Services) as of the Expiration Time of such Tender Offer that combined with the aggregate of the cash plus the fair market value (as determined by such Board of Directors) of consideration payable in respect of any other tender offer (determined as of the Expiration Time of such other tender offer) by BJ Services or any of its subsidiaries for all or any portion of the BJ Common Stock expiring within the 12 months preceding the expiration of the Tender Offer and in respect of which no adjustment pursuant to this paragraph has been made exceeds 12.5% of the product of the Current Market Price per share of the BJ Common Stock as of the Expiration Time of the Tender Offer multiplied by the number of shares of BJ Common Stock outstanding (including any shares tendered and not withdrawn) at the Expiration Time of the Tender Offer, then, and in each such case, immediately prior to the opening of business on the first trading day after the date of the Expiration Time of the Tender Offer, the Exercise Price shall be adjusted to equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date of the Expiration Time of the Tender Offer by a fraction (A) the numerator of which shall be equal to (x) the product of (i) the Current Market Price per share of the BJ Common Stock as of the Expiration Time of the Tender Offer and (ii) the number of shares of BJ Common Stock outstanding (including any shares tendered and not withdrawn) at the Expiration Time of the Tender Offer less (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares, and (B) the denominator of which shall be equal to the product of (x) the Current Market Price per share of the BJ Common Stock as of the Expiration Time of the Tender Offer and (y) the number of shares of BJ Common Stock outstanding (including any shares tendered and not withdrawn) as of the Expiration Time of the Tender Offer less the number of all shares validly tendered and not withdrawn as of the Expiration Time of the Tender Offer, and accepted for purchase up to any maximum. The term "Purchased Shares" shall mean such shares as are deemed so accepted for purchase up to any maximum.

      If the BJ Rights outstanding under the BJ Rights Agreement (as defined below) become exercisable for shares of BJ Preferred Stock or other property, the Exercise Price and the number of and kind of securities or other property issuable upon exercise of each BJ Warrant will be appropriately adjusted so that the holder of any BJ Warrant exercised after such time will be entitled to receive the aggregate number and kind of shares of BJ Preferred Stock or other property which would have been issuable under the BJ Rights that would have been attached to the shares of BJ Common Stock for which such BJ Warrant was exercisable immediately prior to the BJ Rights having become exercisable, upon payment of the same consideration, if any, payable under such BJ Rights for such shares or other property.

      Except as otherwise provided in the Warrant Agreement, upon each adjustment of the Exercise Price, each BJ Warrant outstanding immediately prior to the making of such adjustment will thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares (calculated to the nearest ten-thousandth) obtained by (i) multiplying (x) the number of shares covered by a BJ Warrant immediately prior to such adjustment by (y) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price. No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which are not required to be made will be carried forward and taken into account in any subsequent adjustment.

      On or after any adjustment of the Exercise Price, BJ Services may elect to adjust the number of BJ Warrants in substitution for any adjustment in the number of shares of BJ Common Stock purchasable upon the exercise of a BJ Warrant. Each of the BJ Warrants outstanding after such adjustment of the number of BJ Warrants shall be exercisable for one share of BJ Common Stock. Each BJ Warrant held of record prior to such adjustment of the number of BJ Warrants shall become that number of BJ Warrants (calculated to the nearest ten-thousandth) obtained by dividing the Exercise Price in effect prior to adjustment of the Exercise Price by the Exercise Price in effect after adjustment of the Exercise Price.

      Whenever the Exercise Price or the number of shares of BJ Common Stock issuable upon the exercise of each BJ Warrant is adjusted as provided in the Warrant Agreement, BJ Services shall (a) promptly prepare a certificate setting forth the Exercise Price as so adjusted and/or the number of shares of BJ Common Stock issuable upon exercise of each BJ Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with each transfer agent for the BJ Common Stock a copy of such certificate and (c) mail a brief summary thereof to each holder of a Warrant Certificate.

      Reclassification, Consolidation, Merger, Combination, Sale or Conveyance. In case any of the following occurs while any BJ Warrants are outstanding: (i) any reclassification or change of the outstanding shares of BJ Common Stock (other than a change in par value, or from par value to no par value or as described in the second paragraph of "-- Adjustments of Exercise Price, Number of Shares or Number of Warrants" above), (ii) any consolidation, merger or combination of BJ Services with or into another corporation as a result of which holders of BJ Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such BJ Common Stock or (iii) any sale or conveyance of the property or assets of BJ Services as, or substantially as, an entirety to any other entity as a result of which holders of BJ Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such BJ Common Stock, then BJ Services, or such successor corporation or transferee, as the case may be, will make appropriate provision so that the holders of the BJ Warrants then outstanding shall have the right at any time thereafter, upon exercise of such BJ Warrants, to receive the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance as would be received by a holder of the number of shares of BJ Common Stock issuable upon exercise of such BJ Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

      If the holders of the BJ Common Stock may elect the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance, then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance shall be deemed to be the choice specified by the holder of the BJ Warrant. If the holder of the BJ Warrant fails to make any specification, the holder's choice shall be deemed to be whatever choice is made by a plurality of holders of BJ Common Stock not affiliated with BJ Services or any other party to the reclassification, consolidation, merger, combination, sale or conveyance. Such new BJ Warrants shall provide for adjustments which, for events subsequent to the effective date of such new BJ Warrants, shall be as nearly equivalent as may be practicable to the adjustments described herein and in "-- Adjustments of Exercise Price, Number of Shares or Number of Warrants" above.

      BJ Services will mail to each registered holder of a BJ Warrant written notice of the execution of any amendment or agreement relating to the Warrant Agreement made in connection with any such reclassification, consolidation, merger, combination, sale or conveyance. Any new agreement entered into by the successor corporation or transferee will provide for adjustments which will be as nearly equivalent as may be practicable to the adjustments described in "-- Adjustments of Exercise Price, Number of Shares or Number of Warrants" above.

      Fractional Shares of BJ Common Stock. BJ Services will not be required to issue fractions of shares of BJ Common Stock upon exercise of BJ Warrants or to distribute stock certificates that evidence fractional shares of BJ Common Stock. In lieu of fractional shares, there will be paid to the registered holders of Warrant Certificates at the time such Warrant Certificates are exercised as herein provided an amount in cash (without interest) equal to the product of such fraction of a share of BJ Common Stock multiplied by the then Current Market Price per share of BJ Common Stock.

      Reservation and Availability of Shares of BJ Common Stock or Cash. BJ Services has agreed to reserve and keep available out of its authorized and unissued shares of BJ Common Stock or its authorized and issued shares of BJ Common Stock held in its treasury the number of shares of BJ Common Stock that will be sufficient to permit the exercise in full of all outstanding BJ Warrants or keep sufficient cash available for payment in lieu of BJ Common Stock.

      Payment of Taxes. BJ Services has agreed to pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing BJ Common Stock upon exercise of a Warrant Certificate. However, BJ Services is not required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for BJ Common Stock in a name other than that of the registered holder of the Warrant Certificate evidencing BJ Warrants surrendered for exercise or to issue or deliver any certificate for shares of BJ Common Stock upon the exercise of any BJ Warrants until any such tax or governmental charge has been paid (any such tax or governmental charge being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to BJ Services' satisfaction that no such tax or governmental charge is due.

      Notice of Proposed Actions. In case BJ Services shall propose to (a) declare a stock dividend or make certain other distributions to holders of BJ Common Stock, (b) offer rights, options or warrants to all holders of BJ Common Stock entitling them to subscribe for or purchase BJ Common Stock (or securities exercisable or exchangeable for or convertible into BJ Common Stock or other securities), (c) offer any shares of capital stock in a reclassification of shares of BJ Common Stock, (d) effect any consolidation or merger with, or to effect any sale or other transfer of more than 50% of the assets or net income of BJ Services and its subsidiaries to, another person, or (e) effect the liquidation, dissolution or winding up of BJ Services, then BJ Services shall give notice of such proposed action to each registered holder of a BJ Warrant.

      Supplements and Amendments. The Warrant Agreement permits BJ Services and the Warrant Agent, from time to time, to supplement or amend the Warrant Agreement without the approval of any holders of BJ Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions, or to make any other provisions with regard to matters or questions which BJ Services and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates. In addition to the foregoing, with the consent of holders of not less than a majority in number of the then outstanding BJ Warrants, BJ Services and the Warrant Agent may modify the Warrant Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Warrant Agreement or modifying in any manner the rights of the holders of the BJ Warrant Certificates; provided, however, that no modification of the terms upon which the BJ Warrants are exercisable or that reduce the percentage required for consent to modification of the Warrant Agreement may be made without the consent of the holder of each outstanding BJ Warrant affected thereby.

                          DESCRIPTION OF CAPITAL STOCK

      The following statements are brief summaries of certain provisions relating to BJ Services' capital stock and are qualified in their entirety by reference to the provisions of the Charter and Bylaws of BJ Services, which are incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

      The authorized capital stock of BJ Services consists of 80,000,000 shares of BJ Common Stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share, including 400,000 currently authorized shares of Series Two Junior Participating Preferred Stock, par value $1.00 per share, issuable upon exercise of the BJ Rights. The following description of the capital stock of BJ Services does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of BJ Services' Charter, the Certificate of Designation for the BJ Preferred Stock, and the BJ Rights Agreement, which is between BJ Services and First Chicago Trust Company of New York, as Rights Agent, and the information herein is qualified in its entirety by this reference.

COMMON STOCK

         BJ Services is authorized by its Charter to issue 80,000,000 shares of BJ Common Stock, of which 28,011,972 shares were issued and outstanding as of December 8, 1995. Each outstanding share of BJ Common Stock, and each of the shares of BJ Common Stock to be offered hereby, include an associated BJ Right.

         The holders of shares of BJ Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The BJ Common Stock does not have cumulative voting rights.

         Each share of BJ Common Stock is entitled to participate equally in dividends, as and when declared by BJ Services' Board of Directors, and in the distribution of any assets in the event of liquidation, subject in all cases to any prior claims and prior rights of outstanding shares of preferred stock.
The shares of BJ Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of BJ Common Stock are duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

         Pursuant to its Charter, BJ Services is authorized to issue 5,000,000 shares of preferred stock, and BJ Services' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. BJ Services' Board of Directors has established the BJ Preferred Stock with 400,000 currently authorized shares, none of which were outstanding as of the date of this Prospectus. See "-- BJ Preferred Stock" below.

TRANSFER AGENT

         First Chicago Trust Company of New York, located in New York City, is the transfer agent, registrar and dividend disbursing agent for the BJ Common Stock, the rights agent for the BJ Rights and also the Warrant Agent.

CERTAIN ANTI-TAKEOVER PROVISIONS

         The provisions of the BJ Services Charter and Bylaws summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a payment of a premium over the market price for the shares held by stockholders.

         Classified Board of Directors. The Board of Directors of BJ Services is divided into three classes that are elected for staggered three-year terms. Stockholders may only remove a director for cause.

         Preferred Stock. Pursuant to the provisions of its Charter, BJ Services' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of BJ Services.

         Fair Price Provision. The Charter contains a "fair price" provision that requires the approval of holders of not less than 75% of the outstanding shares of voting stock of BJ Services (including not less than 66 2/3% of the outstanding shares of voting stock not owned, directly or indirectly, by persons who are Related Persons (as defined below)) as a condition for mergers, consolidations and certain other business combinations involving BJ Services and any Related Person; provided that the 66 2/3% voting requirement is not applicable if the business combination is approved by the holders of not less than 90% of the outstanding shares of voting stock of BJ Services. Related Persons include the holder of 10% or more of BJ Services' outstanding voting stock and any affiliate of such person. The 75% voting requirement of the "fair price" provision is not applicable to a business combination involving a holder of 10% or more of BJ Services' outstanding voting stock if the acquisition by such holder of such stock or the business combination is approved in advance of such person's becoming a holder of 10% of BJ Services' outstanding voting stock by not less than 75% of the directors of BJ Services then holding office or the following conditions are met: (i) the transaction is a merger or consolidation proposed to occur within one year of the time such holder acquired 10% of BJ Services' outstanding voting stock and the price to be paid to holders of BJ Common Stock is at least as high as the highest price per share paid by such holder in acquiring any of its holdings of BJ Common Stock, (ii) the consideration to be paid in the transaction is cash or the same form of consideration paid by such holder to acquire a majority of its holdings of BJ Common Stock, (iii) between the date of the acquisition by such holder of 10% of BJ Services' outstanding voting stock and the transaction there has been no failure to declare and pay preferred stock dividends and no reduction in BJ Common Stock dividends (except as approved by a majority of the unaffiliated directors), no further acquisition of voting stock by such holder and no benefit, direct or indirect, received by such holder through loans or other financial assistance from BJ Services or tax credits or other tax advantages provided by BJ Services, and (iv) a proxy statement shall have been mailed to stockholders of record at least 30 days prior to the consummation of the business combination for the purpose of soliciting stockholder approval of such business combination.

         Action by Written Consent; Special Meetings; Bylaw Amendments; and Other. The Charter further provides that (i) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent;
(ii) special meetings of stockholders can be called only by BJ Services' Board of Directors; (iii) a 75% vote of the outstanding voting stock is required for the stockholders to amend BJ Services' Bylaws; and (iv) a 75% vote of the outstanding voting stock is required to amend the Charter with respect to certain matters, including, without limitation, the matters set forth in clauses (i) and (iii) above and the 75% voting requirement required for certain business combinations described in the preceding paragraph.

         Advance Notice for Board Nominees. BJ Services' Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors of BJ Services or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of BJ Services. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of BJ Services prior to the meeting at which directors are to be elected. The procedures also provide that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors of BJ Services or by a stockholder who has given timely prior written notice to the Secretary of BJ Services of such stockholder's intention to bring such business before the meeting. In all cases, to be timely, notice must be received at the principal executive offices of BJ Services not less than 30 days nor more than 60 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made by BJ Services, not later than the 10th day following the day on which the notice was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws.

         Delaware Section 203. BJ Services is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

THE BJ RIGHTS PLAN

         On January 5, 1994, the Board of Directors of BJ Services declared a dividend distribution of one BJ Right for each outstanding share of BJ Common Stock, payable to BJ Services stockholders of record on January 17, 1994. Each BJ Right entitles the registered holder to purchase from BJ Services one one-hundredth of a share of BJ Preferred Stock, at a price of $75 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment under certain circumstances. The following summary of the BJ Rights does not purport to be complete and is qualified in its entirety by reference to the Stockholder Rights Agreement, as amended, between the Company and First Chicago Trust Company of New York as rights agent (the "BJ Rights Agreement"), which is an exhibit to the Registration Statement of which this Prospectus forms a part.

         The BJ Rights attach to all certificates representing outstanding shares of BJ Common Stock, and no separate BJ Rights certificates have been distributed. Until the earlier to occur of (i) 30 days following a public announcement or the Company's knowledge that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of BJ Common Stock ("Shares Acquisition Date") and (ii) 30 days following the commencement or announcement of an intention to make a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares (the earlier of such dates being called the "Distribution Date") or earlier redemption or expiration of the BJ Rights, (a) the BJ Rights will be evidenced, with respect to the shares of BJ Common Stock outstanding, by the certificates representing such shares and will be transferred with and only with the BJ Common Stock, (b) new BJ Common Stock certificates will contain a notation incorporating the BJ Rights Agreement by reference, and (c) the surrender for transfer of any certificates representing shares of BJ Common Stock outstanding will also constitute the transfer of the BJ Rights associated with such shares of BJ Common Stock. As soon as practicable following the Distribution Date, separate certificates representing the BJ Rights ("Rights Certificates") will be mailed to holders of record of BJ Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the BJ Rights.

         The BJ Rights are not exercisable until the Distribution Date and will expire at the close of business on January 17, 2004, unless such date is extended or the BJ Rights are earlier redeemed by BJ Services as described below.

         The Purchase Price payable, and the number of one one-hundredths of a share of BJ Preferred Stock or other securities or property issuable, upon exercise of the BJ Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the BJ Preferred Stock, (ii) upon the grant to holders of BJ Preferred Stock of certain rights or warrants to subscribe for BJ Preferred Stock or convertible securities at less than the current per share market price of the BJ Preferred Stock, or (iii) upon the distribution to holders of BJ Preferred Stock of evidences of indebtedness or assets of BJ Services (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or dividends payable in BJ Preferred Stock) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, in the event (i) BJ Services is acquired in a merger or other business combination transaction or (ii) more than 50% of BJ Services' consolidated assets or earning power is sold, each holder of a BJ Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the BJ Right, that number of shares of common stock of the acquiring person that, at the time of such transaction, would have a market price (as defined in the BJ Rights Agreement) of two times the Purchase Price of the BJ Right. In the event (i) BJ Services is the surviving corporation in certain mergers with any Acquiring Person in which the Company's equity securities remain outstanding, or any Acquiring Person engages in certain asset transfers or other transactions involving the Company, (ii) any person acquires 30% or more of BJ Services' outstanding Common Stock or (iii) certain reclassifications, recapitalizations, mergers or consolidations occur while there is an Acquiring Person, then each holder of a BJ Right, other than BJ Rights that were or are beneficially owned by the Acquiring Person (which BJ Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of BJ Common Stock (or cash, other securities or property) having a market price (as defined in the BJ Rights Agreement) of two times the Purchase Price of the BJ Right.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Purchase Price. No fractional shares (other than fractions that are integral multiples of one one- hundredth of a share of BJ Preferred Stock, which may, at BJ Services' election, be evidenced by depositary receipts) will be issued, and, in lieu thereof, a payment in cash will be made.

         At any time prior to 30 days after such time as any person or group has become an Acquiring Person (or a longer period if the BJ Services' Board of Directors extends such period), BJ Services may redeem the BJ Rights in whole, but not in part, at a price of $0.01 per BJ Right (the "Redemption Price"). In certain circumstances, the decision to redeem the BJ Rights requires the concurrence of a majority of the Continuing Directors (as defined in the BJ Rights Agreement). Immediately upon the action of the Board of Directors of BJ Services electing to redeem the BJ Rights, a holder's right to exercise the Rights will terminate and he or she will only be entitled to receive the Redemption Price.

         Until a BJ Right is exercised, the holder thereof, as such, will have no rights as a stockholder of BJ Services, including, without limitation, the right to vote or to receive dividends.

         The BJ Rights Agreement may be amended by BJ Services and the Rights Agent without the approval of the holders of BJ Rights in order (i) to cure any ambiguity or to correct or supplement any provision contained therein that may be defective or inconsistent with any other provision therein, (ii) to shorten or lengthen certain time periods thereunder, including to extend the final expiration date or to extend the period during which, or the conditions under which, the BJ Rights may be redeemed, or (iii) to make any other change that does not adversely affect the interests of holders of BJ Rights (other than Acquiring Persons or their affiliates or associates).

         The BJ Rights have certain anti-takeover effects. The BJ Rights will cause substantial dilution to any person or group that attempts to acquire BJ Services without conditioning the offer on a substantial number of BJ Rights being acquired. The BJ Rights should not interfere with any merger or other business combination approved by the Board of Directors of BJ Services since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of (i) the 30th day following the Shares Acquisition Date or (ii) January 17, 2004, redeem all, but not less than all, the then outstanding BJ Rights at $0.01 per BJ Right.

BJ PREFERRED STOCK

         General. Shares of the BJ Preferred Stock may be purchased pursuant to the terms and conditions of the BJ Rights Agreement. No shares of BJ Preferred Stock are currently outstanding. The BJ Preferred Stock ranks junior to all other series of BJ Services' preferred stock as to the payment of dividends and distribution of assets. The following summary of the terms and provisions of the BJ Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation for the BJ Preferred Stock.

         Dividends. Subject to the rights of the holders of any series of BJ Services' preferred stock ranking senior to the BJ Preferred Stock, holders of shares of the BJ Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of BJ Services, cumulative quarterly cash dividends in an amount per share equal to the greater of (a) $1.00 or (b) subject to the adjustments set forth below, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of BJ Common Stock or a subdivision of the outstanding shares of BJ Common Stock by reclassification or otherwise) declared on the BJ Common Stock since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of BJ Preferred Stock. The foregoing dividend amounts are subject to adjustment in the event of any stock dividend, stock split, combination or other transaction with respect to the BJ Common Stock. The holders of BJ Preferred Stock are not entitled to the payment of interest with respect to accrued but unpaid dividends.

         Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of BJ Services, the holders of shares of the BJ Preferred Stock are entitled to receive out of assets of BJ Services available for distribution to stockholders, before any distribution or payment of assets is made to holders of BJ Common Stock or any other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the BJ Preferred Stock, liquidating distributions in an amount equal to the greater of (a) $1.00 per share, plus an amount equal to accrued and unpaid dividends thereon or (b) subject to adjustment, 100 times the aggregate per share amount distributed to holders of BJ Common Stock. No distribution or payment of assets upon liquidation, dissolution or winding up may be made to holders of stock ranking on a parity with the BJ Preferred Stock, unless a ratable distribution is made to the holders of BJ Preferred Stock in proportion to the total amounts to which the holders of the BJ Preferred Stock are entitled pursuant to clause (a) of the preceding sentence and to which such holders of parity stock are entitled upon liquidation, dissolution or winding up. Following the payment of the full liquidation distribution to the holders of the BJ Preferred Stock, no additional distribution will be made to the holders of BJ Preferred Stock except under certain limited circumstances.

         Redemption; Consolidation or Merger. The shares of BJ Preferred Stock are not redeemable. In the event BJ Services enters into any consolidation, merger, combination or other transaction in which the shares of BJ Common Stock are exchanged for or converted into other stock or securities, cash or other property, the shares of BJ Preferred Stock will be similarly exchanged or changed in an amount per share (subject to adjustment for any stock dividend, stock split, combination or other transaction with respect to the BJ Common Stock) equal to 100 times the aggregate amount of stock, securities, cash or other property, as the case may be, into which or for which each share of BJ Common Stock is exchanged or converted.

         Voting Rights. Each share of BJ Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of BJ Services, subject to adjustment in the event of any stock dividend, stock split, combination or other transaction with respect to the BJ Common Stock. Except as indicated below or as otherwise provided by applicable law, the holders of shares of BJ Preferred Stock and the holders of shares of BJ Common Stock will vote together as one class on all matters submitted to a vote of stockholders.

         If, on the date used to determine stockholders of record for any meeting of stockholders of BJ Services for the election of directors, the equivalent of six quarterly dividends payable on the BJ Preferred Stock is accrued and unpaid, then the holders of the BJ Preferred Stock, voting as a class together with all other holders of preferred stock expressly entitled to a similar voting right, will be entitled to elect at such meeting and subsequent meetings of stockholders held for the purpose of electing directors a total of two directors, to be distributed among the several classes of directors as nearly equally as possible. Upon election, such directors will become additional directors of BJ Services and the authorized number of directors of BJ Services will thereupon be automatically increased by such number of directors. Such right to elect directors will continue until all accrued dividends on all such shares of the BJ Preferred Stock shall have been paid for all past dividend periods at which time the term of such directors will terminate. At any such meeting, each share of the BJ Preferred Stock entitled to vote thereat will be entitled to one vote per share.

         Unless the vote or consent of the holders of a greater number of shares is then required by law, so long as any shares of the BJ Preferred Stock are outstanding, BJ Services may not, without the affirmative vote or consent of the holders of at least two- thirds of the outstanding shares of the BJ Preferred Stock, voting as a separate class, amend any of the provisions of the BJ Services Charter so as to affect materially the powers, preferences or special rights of the BJ Preferred Stock.

         Certain Restrictions. Whenever dividends or other distributions payable on the BJ Preferred Stock are in arrears and until such dividends and other distributions are fully paid, BJ Services is prohibited from (a) declaring or paying dividends or other distributions on or redeeming or purchasing any stock ranking junior to the BJ Preferred Stock, (b) declaring or paying dividends or other distributions on or redeeming or purchasing any stock ranking on a parity with the BJ Preferred Stock unless such distribution, redemption or purchase is effected ratably with the BJ Preferred Stock and (c) purchasing any shares of BJ Preferred Stock or stock ranking on a parity therewith unless pursuant to a written published purchase offer made to all holders of such shares in accordance with the terms of the Certificate of Designation of the BJ Preferred Stock.

                                 USE OF PROCEEDS

         BJ Services intends to use the cash proceeds from the sale of BJ Common Stock hereby for its general corporate purposes, depending upon BJ Services' needs as determined from time to time by BJ Services' Board of Directors.

                              PLAN OF DISTRIBUTION

         On April 13, 1995, the Company completed the acquisition of Western for a total merger consideration of $511.4 million (including transaction costs), paid in part in cash and in part in shares of BJ Common Stock and BJ Warrants.

         The shares of BJ Common Stock offered hereby are issuable upon the exercise of the BJ Warrants and the payment of the Exercise Price. The Exercise Price and the number of shares issuable upon the exercise of each BJ Warrant are subject to adjustment, as provided in the Warrant Agreement, upon certain events described above under "Description of the Warrant Agreement."

         In accordance with the provisions of the Warrant Agreement, upon the surrender of a BJ Warrant certificate with the form of election to purchase on the reverse side thereof duly executed, along with payment of the applicable Exercise Price in immediately available funds, to the Warrant Agent at its principal office in New York City, BJ Services will issue the applicable number of shares of BJ Common Stock, as adjusted, to the holder of such BJ Warrant or BJ Warrants.

                                  LEGAL OPINION

         Certain legal matters with respect to the securities offered hereby have been passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule of BJ Services as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================


         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.




--------------------------------------------------------------------------------




                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----
             Available Information . . . . . . . . . . . .      3
             Incorporation of Certain Documents
                by Reference . . . . . . . . . . . . . . .      3
             Summary . . . . . . . . . . . . . . . . . . .      5
             Trading Markets and Dividend Policy . . . . .      6
             Description of the Warrant Agreement  . . . .      6
             Description of Capital Stock  . . . . . . . .     10
             Use of Proceeds . . . . . . . . . . . . . . .     16
             Plan of Distribution  . . . . . . . . . . . .     16
             Legal Opinion . . . . . . . . . . . . . . . .     16
             Experts . . . . . . . . . . . . . . . . . . .     16




================================================================================

================================================================================





                                4,897,000 SHARES


                                   BJ SERVICES
                                    COMPANY


                                  COMMON STOCK



--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------







                                     [DATE]




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Securities and Exchange Commission Filing Fee  . . . . . . .  $ 50,660
         Stock Exchange listing fee . . . . . . . . . . . . . . . . .    17,500
         Printing and Engraving Expenses  . . . . . . . . . . . . . .    15,000*
         Accountants' Fees and Expenses . . . . . . . . . . . . . . .     5,000*
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . .    10,000*
         Miscellaneous Expenses . . . . . . . . . . . . . . . . . . .    11,840*
                                                                        -------
                 Total      . . . . . . . . . . . . . . . . . . . . .  $110,000

* Estimated expenses related to the offering of the shares of Common Stock issuable upon exercise of warrants.


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         BJ Services Company (the "Company") is governed by Section 145 of the Delaware General Corporation Law ("DGCL") which permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action or suit (other than an action by or in the right of the corporation) by reason of their being directors, officers or other agents of the corporation.

         The Company's Certificate of Incorporation provides that no director of the Company shall be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation also provides that if the DGCL is amended to authorize further limitation or elimination of the personal liability of directors, then the liability of the Company's directors shall be limited or eliminated to the full extent permitted by the DGCL.

         Section 16 of Article III of the Company's Bylaws provides as follows: (a) the Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or any of its direct or indirect wholly-owned subsidiaries or, while a director, officer, employee or agent of the Company or any of its direct or indirect wholly-owned subsidiaries, is or was serving at the request of the Company or any of its direct or indirect wholly-owned subsidiaries, as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable laws provided that the Company shall not be obligated to indemnify any such person against any such action, suit or proceeding which is brought by such person against the Company or any of its direct or indirect wholly owned subsidiaries or the directors of the Company or any of its direct or indirect wholly owned subsidiaries, other than an action brought by such person to enforce his rights to indemnification hereunder, unless a majority of the Board of Directors of the Company shall have previously approved the bringing of such action, suit or proceeding. The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was licensed to practice law and an employee (including an employee who is or was an officer) of the Company or any of its direct or indirect wholly-owned subsidiaries and, while acting in the course of such employment committed or is alleged to have committed any negligent acts, errors or omissions in rendering professional legal services at the request of the Company or pursuant to his employment (including, without limitation, rendering written or oral legal opinions to third parties) against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law; provided that the Company shall not be obligated to indemnify any such person against any action, suit or proceeding arising out of any adjudicated criminal, dishonest or fraudulent acts, errors or omissions of such person or any adjudicated willful, intentional or malicious acts, errors or omissions of such person.

         (b) Expenses incurred by an officer or director of the Company or any of its direct or indirect wholly-owned subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 16. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         (c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 16 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Company's Certificate of Incorporation, the Certificate of Incorporation or Bylaws or other governing documents of any direct or indirect wholly owned subsidiary of the Company, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Section 16.


ITEM 16.   EXHIBITS

         (a) The following is a list of Exhibits filed as part of this Registration Statement:

         Exhibit

          *2.1 Agreement and Plan of Merger dated as of November 17, 1994, among BJ Services Company, WCNA Acquisition Corp. and The Western Company of North America.

          *2.2 First Amendment to Agreement and Plan of Merger dated March 7, 1995, among BJ Services Company, WCNA Acquisition Corp. and The Western Company of North America.

           3.1 Certificate of Incorporation of BJ Services, as amended (filed as Exhibit 3.1 to Form 8-K filed April 18, 1995, and incorporated herein by reference).

           3.2 Certificate of Designation of Series Two Junior Participating Preferred Stock of BJ Services (included in Exhibit 1 to Registration Statement on Form 8-A dated January 12, 1994, and incorporated herein by reference).

           3.3 Bylaws of BJ Services, as amended (filed as Exhibit 3.3 to Form 10-K for the year ended September 30, 1995, and incorporated herein by reference).

           4.1 Warrant Agreement between BJ Services Company and First Chicago Trust Company of New York, including form of warrant certificate (filed as Exhibit 4.6 to Form 10-K for the year ended September 30, 1995, and incorporated herein by reference).

           4.2 Stockholder Rights Agreement dated as of January 12, 1994, between BJ Services and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 1 to Registration Statement on Form 8-A dated January 12, 1994, and incorporated herein by reference).

           4.3 First Amendment to Stockholder Rights Agreement dated as of June 22, 1994, between BJ Services and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 2 to Registration Statement on Form 8-A/A dated August 26, 1994 and incorporated herein by reference).

           4.4 Second Amendment to Stockholder Rights Agreement dated as of September 22, 1994 (filed as Exhibit 3 to Registration Statement on Form 8-A/A dated September 30, 1994, and incorporated herein by reference).

         4.5 Specimen form of certificate for the Common Stock (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-35187) and incorporated herein by reference).

         4.6 Indenture between The Western Company of North America and United States Trust Company of New York, Trustee, dated as of November 15, 1992 (the "Note Indenture"), which includes the form of 12 7/8% Senior Note due 2002 as Exhibit thereto (filed as Exhibit to Registration Statement of Western on Form S-2, No. 33-51852, and incorporated herein by reference).

         4.7 First Supplemental Indenture, dated March 2, 1994, to the Note Indenture between The Western Company of North America and United States Trust Company of New York, Trustee (filed as Exhibit to Form 10-K of Western for the year ended December 31, 1993, and incorporated herein by reference).

        *4.8 Second Supplemental Indenture, dated as of April 13, 1995, to the Note Indenture between The Western Company of North America, BJ Services Company and United States Trust Company of New York, Trustee.

        *5.1 Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered

      **23.1     Consent of Deloitte & Touche LLP.

       *23.2     Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

       *24.1     Powers of Attorney.

--------------
*   Previously filed.
**  Filed herewith.


ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 29TH DAY OF DECEMBER, 1995.

                                   BJ SERVICES COMPANY


                                   By:           J.W. STEWART
                                      -----------------------------------------
                                                 J.W. Stewart
                                        President and Chief Executive Officer


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                                TITLE                                     DATE
              ---------                                -----                                     ----
           J.W. STEWART                    Chairman of the Board, President              December  29, 1995
--------------------------------------     and Chief Executive Officer; Director
           J.W. Stewart                    (Principal Executive Officer)


         MICHAEL MCSHANE*                  Vice President-Finance                        December 29, 1995
--------------------------------------     and Chief Financial Officer; Director
          Michael McShane                  (Principal Financial Officer)


     MATTHEW D. FITZGERALD*                Controller                                    December 29, 1995
--------------------------------------     (Principal Accounting Officer)
       Matthew D. Fitzgerald


                                           Director
--------------------------------------
         David A.B. Brown


      L. WILLIAM HEILIGBRODT*              Director                                      December 29, 1995
--------------------------------------
      L. William Heiligbrodt


          JOHN R. HUFF*                    Director                                      December 29, 1995
--------------------------------------
           John R. Huff


                                           Director
--------------------------------------
        William J. Johnson


          DON D. JORDAN*                   Director                                      December 29, 1995
--------------------------------------
           Don D. Jordan


          R.A. LEBLANC*                    Director                                      December 29, 1995
--------------------------------------
           R.A. LeBlanc

              SIGNATURE                                TITLE                                     DATE
              ---------                                -----                                     ----


        JAMES E. MCCORMICK                 Director                                      December 29, 1995
--------------------------------------
        James E. McCormick


                                           Director
--------------------------------------
        Michael E. Patrick



*By:       J.W. STEWART
    ----------------------------------
           J.W. Stewart
         Attorney-in-Fact

                               INDEX TO EXHIBITS

         Exhibit

         *2.1 Agreement and Plan of Merger dated as of November 17, 1994, among BJ Services Company, WCNA Acquisition Corp. and The Western Company of North America.

        *2.2 First Amendment to Agreement and Plan of Merger dated March 7, 1995, among BJ Services Company, WCNA Acquisition Corp. and The Western Company of North America.

         3.1 Certificate of Incorporation of BJ Services, as amended (filed as Exhibit 3.1 to Form 8-K filed April 18, 1995, and incorporated herein by reference).

         3.2 Certificate of Designation of Series Two Junior Participating Preferred Stock of BJ Services (included in Exhibit 1 to Registration Statement on Form 8-A dated January 12, 1994, and incorporated herein by reference).

         3.3 Bylaws of BJ Services, as amended (filed as Exhibit 3.3 to Form 10-K for the year ended September 30, 1995, and incorporated herein by reference).

         4.1 Warrant Agreement between BJ Services Company and First Chicago Trust Company of New York, including form of warrant certificate (filed as Exhibit 4.6 to Form 10-K for the year ended September 30, 1995, and incorporated herein by reference).

         4.2 Stockholder Rights Agreement dated as of January 12, 1994, between BJ Services and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 1 to Registration Statement on Form 8-A dated January 12, 1994, and incorporated herein by reference).

         4.3 First Amendment to Stockholder Rights Agreement dated as of June 22, 1994, between BJ Services and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 2 to Registration Statement on Form 8-A/A dated August 26, 1994 and incorporated herein by reference).

         4.4 Second Amendment to Stockholder Rights Agreement dated as of September 22, 1994 (filed as Exhibit 3 to Registration Statement on Form 8-A/A dated September 30, 1994, and incorporated herein by reference).

         4.5 Specimen form of certificate for the Common Stock (filed as Exhibit 4.1 to the Companys Registration Statement on
                 Form S-1 (Reg. No. 33-35187) and incorporated herein by reference).

         4.6 Indenture between The Western Company of North America and United States Trust Company of New York, Trustee, dated as of November 15, 1992 (the Note Indenture), which includes the form of 127/8% Senior Note due 2002 as Exhibit thereto (filed as Exhibit to Registration Statement of Western on Form S-2, No. 33-51852, and incorporated herein by reference).

         4.7 First Supplemental Indenture, dated March 2, 1994, to the Note Indenture between The Western Company of North America and United States Trust Company of New York, Trustee (filed as Exhibit to Form 10-K of Western for the year ended December 31, 1993, and incorporated herein by reference).

        *4.8 Second Supplemental Indenture, dated as of April 13, 1995, to the Note Indenture between The Western Company of North America, BJ Services Company and United States Trust Company of New York, Trustee.

        *5.1 Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered

      **23.1     Consent of Deloitte & Touche LLP.

       *23.2     Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

       *24.1     Powers of Attorney.

--------------
*    Previously filed.
**   Filed herewith.